                                    FILE PURSUANT TO RULE 424(b)(3)
                                         REGISTRATION NO. 333-04578

                           CAFETERIA OPERATORS, L.P.
           $13,041,007.53 SENIOR SECURED NOTES DUE DECEMBER 31, 2001

                         -----------------------------

     This Prospectus relates to the public offering by the selling security holders (the "Selling Security Holders") of up to $13,041,007.53 aggregate principal amount of 12% Senior Secured Notes due December 31, 2001 (the "Notes") of Cafeteria Operators, L.P. (the "Company"), a Delaware limited partnership and indirect wholly owned partnership subsidiary of Furr's/Bishop's, Incorporated, a Delaware corporation (the "Parent").

     The Notes were originally issued by the Company pursuant to the Indenture, dated as of March 27, 1992 (the "Original Indenture") as amended and restated on November 15, 1995 (the "Indenture") between the Company and Fleet National Bank of Massachusetts (f/k/a Shawmut Bank, N.A.), as trustee (the "Trustee"). Interest on the Notes is payable semi-annually on March 31 and September 30 of each year, commencing March 31, 1996.

     The Notes are redeemable at the option of the Company at any time, upon not less than thirty nor more than sixty days' notice, in whole or in part, at 103% of the principal amount if the redemption occurs on or before September 30, 1998 and at 100% of the principal amount if the redemption occurs after September 30, 1998, in each case together with the accrued interest thereon to the redemption date. The Company is required to redeem Notes from the proceeds of certain property transfers and casualty losses which are not, within 180 days of the date of receipt thereof, applied, in the case of transfer, to purchase certain assets used or useful in the business of the Company, or, in the case of casualty loss, to either repair or replace the property that gave rise to such casualty loss.

     The obligations under the Notes are secured by a security interest in substantially all of the property and assets of the Company.

     The Notes rank pari passu with all existing and future senior indebtedness of the Company. As of the date hereof, there is no senior indebtedness outstanding. The Indenture contains limitations with respect to the amount of additional indebtedness that can be incurred by the Company and its subsidiaries. The Company, however, may obtain a revolving credit facility in the amount of $5.0 million and, under certain circumstances, release certain collateral, or subordinate to such facility the liens, securing the Notes.

     SEE "RISK FACTORS" ON PAGE [X] FOR A DISCUSSION OF CERTAIN RISKS INVOLVED IN THE PURCHASE OF THE NOTES.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE

----------------

     The Selling Security Holders directly or through agents, dealers or underwriters may sell the Notes from time to time on terms to be determined at the time of sale. To the extent required, the specific Notes to be sold, the names of the Selling Security Holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter and applicable commissions or discounts with respect to a particular offering will be set forth in an accompanying Prospectus Supplement or, if appropriate, a post-effective amendment to the Registration Statement of which this Prospectus is a part. See "Plan of Distribution." Each of the Selling Security Holders reserves the sole right to accept or to reject, in whole or in part, any proposed purchase of the Notes.

     The Company will not receive any proceeds from this offering but, by agreement, will pay substantially all expenses of this offering, other than the commissions or discounts of underwriters, dealers or agents, but including the fees and disbursements of one counsel to certain of the Selling Security Holders. The Selling Security Holders, and any underwriters, dealers or agents that participate with the Selling Security Holders in the distribution of the Notes, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Notes purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" and "Description of Notes" for a description of indemnification arrangements between the Company and the Selling Security Holders and indemnification arrangements for underwriters.

THE DATE OF THIS PROSPECTUS IS OCTOBER 29, 1998

NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE ANY SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT WOULD BE UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED HEREBY SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION SET FORTH HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                            AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). The Registration Statement, the exhibits and schedules forming a part thereof, and the reports, proxy statements and other information filed by the Company with the Commission in accordance with the Exchange Act can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024 Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission at Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048 and are available at http://www.sec.gov on the world wide web or by calling the Commission at 1-800-SEC-0330. Copies of such material also can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its public reference facilities in New York, New York and Chicago, Illinois at prescribed rates. In addition, material filed by the Company can also be inspected at the offices of the New York Stock Exchange ("NYSE"), 20 Broad Street, Seventh Floor, New York, New York 10005.

     The Company has filed with the Commission a Registration Statement (of which this Prospectus is a part) on Form S-3 (together with any amendments thereto, the "Registration Statement") under the Securities Act with respect to the Notes. This Prospectus does not contain all the information set forth or incorporated by reference in the Registration Statement and the exhibits and schedules relating thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and the exhibits filed or incorporated as a part thereof, which are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the offices of the Commission.

     Statements contained in this Prospectus as to the contents of other documents referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, and each such statement is qualified in all respects by such reference.

                               AFFILIATE FILING

     Furr's/Bishop's, Incorporated, a Delaware corporation (the "Parent") of which the Company is a direct and indirect wholly owned partnership subsidiary, is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements, and other information with the Commission as described above.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed with the Commission by the Company, are incorporated herein by reference and made a part hereof:

     (i) Annual Report on Form 10-K for the year ended December 30, 1997 (the "1997 10-K");

     (ii)   Quarterly Report on Form 10-Q for the 13 weeks ended March 31,
            1998;

     (iii) Quarterly Report on Form 10-Q for the 13 weeks ended June 30,1998 (the "June 30, 1998 10-Q"); and

     (iv) Registration Statement on Form 8-A registering the Notes, filed in connection with this Registration Statement.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of Notes to be made hereunder shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing thereof. Any statement contained herein or in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for all purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference in this Prospectus (other than exhibits and schedules thereto, unless such exhibits or schedules are specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephonic requests for copies should be directed to the Company's principal office: Furr's/Bishop's, Incorporated, 6901 Quaker Avenue, Lubbock, Texas 79413, Attention: Alton R. Smith (telephone: (806) 792-7151).

     The Indenture pursuant to which the Notes were issued requires the Company to distribute to the Trustee and holders of the Notes copies of quarterly, annual and current reports and of other information, documents and other reports which the Company is required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act or the rules and regulations of the Commission promulgated thereunder.

                              TABLE OF CONTENTS


Prospectus Summary. . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
     The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
     Background; The Restructuring. . . . . . . . . . . . . . . . . . . .   7
     Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     The Offering . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     Summary Financial Data . . . . . . . . . . . . . . . . . . . . . . .  11
Risk Factors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
Selling Security Holders. . . . . . . . . . . . . . . . . . . . . . . . .  17
Plan of Distribution. . . . . . . . . . . . . . . . . . . . . . . . . . .  18
Description of Notes. . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     Optional Redemption. . . . . . . . . . . . . . . . . . . . . . . . .  20
     Required Redemption. . . . . . . . . . . . . . . . . . . . . . . . .  20
     Payment at Maturity. . . . . . . . . . . . . . . . . . . . . . . . .  21
     Ranking. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     Security and Guaranty. . . . . . . . . . . . . . . . . . . . . . . .  21
     Certain Covenants. . . . . . . . . . . . . . . . . . . . . . . . . .  22
     Events of Default and Remedies . . . . . . . . . . . . . . . . . . .  28
     Amendments and Waivers . . . . . . . . . . . . . . . . . . . . . . .  31
     Transfer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
     Defeasance . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
     Information Concerning the Trustee . . . . . . . . . . . . . . . . .  33
     Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
Special Note Regarding Forward-Looking Statements . . . . . . . . . . . .  50

                              PROSPECTUS SUMMARY

     The following is a summary of certain information contained elsewhere in this Prospectus. It is not, and is not intended to be complete. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere in this Prospectus. Unless otherwise defined, capitalized terms used in this Summary have the meanings ascribed to them elsewhere in this Prospectus. Prospective purchasers are encouraged to read carefully all of the information contained in this Prospectus in its entirety.

THE COMPANY

     Cafeteria Operators, L.P., a Delaware limited partnership (the "Company"), was formed on June 22, 1987. The Company's sole general partner is Furr's/Bishop's, Incorporated, a Delaware corporation (the "Parent"). The Parent owns 94% of the outstanding limited partnership interest in the Company and Furr's/Bishop's Cafeterias, L.P., a Delaware limited partnership and indirect wholly owned partnership subsidiary of the Parent ("FBLP"), owns 6% of the outstanding limited partnership interest in the Company. The principal executive offices of the Company and the Parent are located at 6901 Quaker Avenue, Lubbock, Texas 79413, and the telephone number is
(806) 792-7151. Unless the context otherwise requires, all references in this Prospectus to the "Company" include the Company and its subsidiaries.

     The Company is one of the largest operators of family-style cafeteria restaurants in the United States (based on the number of cafeterias operated). The Company believes that its cafeterias and buffets, which are operated under the "Furr's" and "Bishop's" names, are well recognized in their regional markets for their value, convenience, food quality and friendly service. The Company's 100 cafeterias and one buffet are located in 12 states in the Southwest, West and Midwest. In addition, the Company operates Dynamic Foods, its food preparation, processing and distribution division, in Lubbock, Texas. Dynamic Foods provides approximately 85% of the food and supply requirements of the Company's cafeteria and buffet restaurants. Dynamic Foods also sells bakery items, meats and seafood and various prepared foods to the restaurant, food service and retail markets.

BACKGROUND; THE RESTRUCTURING

     On January 2, 1996, the Company received the approval of its lenders and the stockholders of the Parent of a restructuring of its financial position, which resulted in a reduction of the Company's debt and other obligations by over $200 million, a significant reduction in interest expense and an increase in its net worth. Approval of the Restructuring concluded nearly three years of discussions aimed at providing the Company with greater financial stability and the resources to compete in an increasingly competitive industry.

     As part of the Restructuring, the Company executed the Indenture dated as of November 15, 1995 between the Company and Fleet National Bank of Massachusetts (f/k/a

Shawmut Bank, N.A.), as trustee, pursuant to which, among other things, the terms of $40.0 million aggregate principal amount outstanding under the Company's 11% Senior Secured Notes due June 30, 1998 (the "11% Notes"), issued pursuant to the Original Indenture were amended, with the consent of the holders of the 11% Notes at such time (the "Original 11% Noteholders"), to constitute $40.0 million (subject to the issuance of additional notes in payment of the first interest installment) aggregate principal amount of 12% Notes issued pursuant to the Indenture. In addition, the Company issued a 12% Note in the original principal amount of $1.7 million (plus interest) to the Trustees of General Electric Pension Trust ("GEPT") in settlement of a $5.4 million judgment against FBLP. As part of the Restructuring, Wells Fargo Bank, National Association ("Wells Fargo") received an option to purchase 2.5% of the outstanding Common Stock (the "Wells Fargo Option") in satisfaction of approximately $6.1 million principal amount (plus approximately $1.6 million of accrued and unpaid interest) of indebtedness of a subsidiary of the Parent. State Street Bank and Trust Company is currently the trustee under the Indenture.

     As a result of the Restructuring, indebtedness of the Company in the amount of approximately $153 million aggregate principal amount (plus approximately $46.6 million in accrued and unpaid interest) outstanding under the Original Indenture was exchanged by holders of the 11% Notes (the "Exchanging 11% Noteholders" and together with the Original 11% Noteholders, the "former 11% Noteholders") on January 2, 1996 for an aggregate of 95% of the limited partnership interests of the Company and the right to put to the Parent their 95% limited partnership interests in the Company in exchange for 95% of the outstanding Common Stock (the "Put Option"). In addition, outstanding warrants to purchase capital stock of the Parent held by certain of the Exchanging 11% Noteholders were canceled.

     On March 12, 1996, a majority of the Exchanging 11% Noteholders exercised the Put Option and, accordingly, all Exchanging 11% Noteholders put their aggregate 95% limited partnership interests to the Parent in exchange for 95% of the outstanding Common Stock of Parent. On March 15, 1996, Wells Fargo exercised the Wells Fargo Option thereby becoming the beneficial owner of 2.5% of the outstanding Common Stock of Parent.

RISK FACTORS

     For a discussion of certain factors that should be considered in evaluating an investment in the Notes, see "Risk Factors" on page 13.


THE OFFERING

Securities Offered . . . . .  $13,041,007.53 aggregate principal amount of 12%
                              Senior Secured Notes due December 31, 2001 (the "Notes") held by selling security holders (the "Selling Security Holders"). Notes in the aggregate principal amount of $40.0 million were originally issued in a private placement by the Company pursuant to the Amended and Restated Indenture (the "Indenture") dated as of November 15, 1995 between the Company and Fleet National Bank of Massachusetts (f/k/a Shawmut Bank, N.A.), as trustee (the

                              "Trustee"), in exchange for 11% Notes of the Company. A Note in the original principal amount of $1.7 million was issued to GEPT in settlement of a judgment and Notes in the aggregate principal amount of approximately $4.1 million were issued in payment of the first interest installment under the Indenture. The Notes offered hereby are being offered for sale by the Selling Security Holders and the Company will not receive any part of the proceeds from any sale thereof. No additional Notes were issued or may be issued pursuant to the Indenture.

Interest Rate. . . . . . . .  12% per annum, except that upon a default in the payment of interest for thirty days or principal at maturity, such interest rate shall be increased to the lesser of 13% per annum and the highest rate allowed by applicable law.

Interest Payment Dates . . .  January 24, 1996 and each March 31 and
                              September 30 thereafter, commencing on March
                              31, 1996. Interest accrued from April 1, 1995 through January 24, 1996 was paid on January 24, 1996 by the issuance of additional Notes. All future interest payments must be made in cash.

Maturity Date. . . . . . . .  December 31, 2001.

Optional Redemption. . . . .  The Notes are redeemable at the option of the
                              Company at any time, upon not less than thirty nor more than sixty days notice, in whole or in part, at 103% of the principal amount if the redemption occurs on or before September 30, 1998 and at 100% of the principal amount of the Notes to be redeemed if the redemption occurs after September 30, 1998, in each case together with the accrued interest thereon to the redemption date.

Required Redemption. . . . .  The Company is required to redeem Notes from the proceeds of certain transfers of property and casualty losses which are not, within 180 days of the date of receipt thereof, applied, in the case of transfer, to purchase certain assets used or useful in the business of the Company or its subsidiaries, or, in the case of casualty loss, to either repair or replace the property that gave rise to such casualty loss.

Ranking. . . . . . . . . . .  The Notes are senior obligations of the Company.
                              The obligations under the Notes are secured by a security interest in substantially all of the property and assets of the Company. The Notes rank pari passu with all existing and future senior indebtedness of the Company. As of the date hereof, there is no other senior indebtedness outstanding. The Indenture contains limitations with respect to the amount of additional indebtedness that can be incurred by the company and its subsidiaries. The Company may obtain a revolving credit facility in the amount of $5.0 million and, under certain circumstances, release certain collateral, or subordinate to such facility the liens, securing the Notes. See "Description of the Notes -- Security and Guaranty."

Security and Guaranty. . . .  Pursuant to the Collateral Documents (as defined in the Indenture), the Notes are secured by a valid, perfected security interest in certain assets and property of the Company, including, without limitation, certain real property, inventory, equipment, accounts receivable and intellectual property of the Company, and by a pledge of the partnership interest of the Company in and to Furr's/Bishop's Specialty Group, L.P. ("Specialty"). The obligations of the Company in respect of the Notes and the Indenture are fully and unconditionally guaranteed by Specialty, which guarantee is secured by a security interest in substantially all of the property and assets of Specialty. Specialty, however, has no material assets. The liens and security interests with respect to certain property may be subject to prior liens and encumbrances, including liens which may be created to secure a working capital facility not exceeding $5.0 million. In addition, collateral may be released in connection with a permitted sale of assets by the Company. There can be no assurance that the amount realized upon any enforcement in respect of such collateral would be sufficient to satisfy the Company's payment obligations in respect of the Notes.

Covenants. . . . . . . . . .  In addition to certain customary affirmative covenants, the Indenture contains covenants that, among other things, restrict the ability of the Company's and each of its subsidiaries, subject to certain exceptions contained therein, to
                              (i) create, incur, assume or guarantee any indebtedness, (ii) consolidate or merge with, or transfer substantially all of its assets and properties to any other person or entity,
                              (iii) make certain investments, (iv) make any dividend or other distribution to the holders of its partnership interests, make any payment on account of the purchase, redemption, retirement or acquisition of its partnership interests or make any optional prepayment of any subordinated indebtedness, (v) create or permit to exist any liens (other than liens securing the Notes and certain purchase money liens) securing any indebtedness upon certain of the properties and assets owned by the Company or any of its subsidiaries, or agree for the benefit of certain other creditors to restrict its right to create any such liens, (vi) transfer all or any part of its assets (other than transfers of inventory in the ordinary course of business), (vii) enter into any transaction with any affiliate of the company or any subsidiary thereof on terms that would be less favorable than those obtained through an arm's length negotiation with an unaffiliated third party or (vii) permit any subsidiary of the Company to enter into certain agreements, restricting the subsidiary's ability to pay dividends and make distributions to, create or pay indebtedness owing to or transfer any of its property to, the Company.

Defaults and Remedies. . . .  If the Company or certain of its subsidiaries shall (i) fail to pay amounts due, or observe any other covenant beyond certain grace periods, in respect of the Notes, the Indenture or the Credit Documents relating thereto, (ii) default in the payment of certain other indebtedness or allow to remain unpaid certain judgments, (iii) become the subject of certain events of bankruptcy or insolvency or (iv) sustain uninsured casualties in respect of certain of their properties; or if certain events rendering unenforceable the obligations of the Company or the liens granted for the benefit of the holders of the Notes shall have occurred and be continuing, then the Trustee or the holders of a majority in principal amount of the Notes may accelerate the maturity of the Notes, and the Trustee may (and upon direction by holders of a majority of the outstanding principal amount of the Notes shall) proceed against the collateral securing the Notes and pursue all other available legal remedies.

SUMMARY FINANCIAL DATA

     The following table presents, in summary form, historical financial data derived from the audited and unaudited historical consolidated financial statements of the Company and subsidiaries. The interim unaudited financial statements have been prepared pursuant to the rules and regulations of the Commission. In management's opinion, all adjustments and eliminations, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial statements, have been made. The results of operations for such interim period are not necessarily indicative of the results of operations for the full year. The data should be read in conjunction with the historical financial statements, and the respective notes thereto, contained in the 1997 10-K and the June 30, 1998 10-Q, incorporated herein by reference.

                  CAFETERIA OPERATORS, L.P. AND SUBSIDIARIES
                            SUMMARY FINANCIAL DATA

                            (DOLLARS IN THOUSANDS)


                                      TWENTY-SIX     TWENTY-SIX                       FISCAL YEARS ENDED:
                                         WEEKS          WEEKS                         -------------------
                                         ENDED          ENDED     DEC. 30,   DEC. 31,    JAN. 2,        JAN. 3,    DEC. 28,
                                     JUNE 30, 1998  JULY 1, 1997    1997       1996       1996           1995        1993
                                     -------------  ------------  --------   --------    -------        -------    --------
STATEMENT OF OPERATIONS DATA:

Net Sales (1). . . . . . . . . . . .  $94,244         $97,140     $193,530   $197,196    $209,769       $224,819   $253,490
Gross Profit . . . . . . . . . . . .   66,478          67,796      135,238    135,869     142,360        154,631    177,700
Net Income (Loss) Before
  Extraordinary Items (2). . . . . .    4,500            (108)      (4,740)     8,550     (37,154)(3)    (19,710)  (163,386)(4)

BALANCE SHEET
DATA:

Cash . . . . . . . . . . . . . . . .    7,927           4,457        4,395      3,668         964          1,475      2,891
Net Working Capital
  Deficiency (5) . . . . . . . . . .  (10,839)        (14,013)     (13,646)   (16,144)    (20,323)      (237,344)  (223,931)
Total Assets . . . . . . . . . . . .   79,865          81,262       77,314     86,342      86,066        103,430    111,615
Total Debt (6) . . . . . . . . . . .   68,952          71,894       71,698     74,640      78,408        226,824    203,808
Partners' Capital (Deficit). . . . .  (23,795)        (24,075)     (28,295)   (23,967)    (34,946)      (160,120)  (141,775)
Ratio of Earnings (Loss)
  to Fixed Charges . . . . . . . . .   3.38:1          0.95:1     (0.19):1     3.20:1    (0.23):1         0.29:1   (5.14):1
Amount of Coverage
  Deficiency . . . . . . . . . . . .      N/A             108        4,740        N/A      37,154         19,710    163,386

----------------

(1) The Company closed eight restaurants in 1997, five in 1996, fourteen in 1995 and fourteen in 1994.
(2) Excludes interest not expensed in accordance with SFAS 15 of $2,746 for the 26 weeks ended June 30, 1998 and July 1, 1997 and $5,493 for the years ended December 30, 1997 and December 31, 1996. See Note 2 of Notes to Consolidated Financial Statements included in the 1997 10-K.
(3) Excludes a net gain of $157,619 from financial restructuring transactions in the fiscal year ended January 2, 1996.
(4) Includes a write-off of goodwill of approximately $135,208 in the fourth quarter of the fiscal year ended December 28, 1993.
(5) Includes long-term debt classified as current of $192,854 at January 3, 1995 and December 28, 1993.
(6) Includes interest accrued to maturity on long-term debt of $20,629, $26,121, $23,374, $28,867 and $33,913 at June 30, 1998, July 1, 1997,
     December 30, 1997, December 31, 1996 and January 2, 1996, respectively, and interest subject to restructuring of $33,903 and $10,838 at January 3, 1995 and December 28, 1993, respectively.

                                 RISK FACTORS

     In considering the matters set forth in this Prospectus, prospective investors should carefully consider, among other things, the significant factors described below which are associated with the Notes before making an investment in the Notes.

CAPITAL EXPENDITURES, ACCESS TO CAPITAL

     The Company has had limited funds in recent years to apply to capital maintenance of many of its restaurants, and many of its restaurants have not been recently updated. In 1997 the Company began implementing a plan to remodel certain of its stores in designated markets, which has resulted in generally positive effects on individual store revenues where the remodeling has been completed. The results of the remodeling program to date suggest that it would be beneficial for the Company to implement the remodeling program more broadly. Management is also considering opening new restaurants in selected markets to replace units closed due to lease terminations and to build on the Company's name identification and marketing as well as to enhance operating efficiencies in those markets. Substantial capital expenditures will be required to meet the requirements of capital maintenance and to implement these plans. Management believes that the proposed capital expenditure program is necessary to enable the Company and its subsidiaries to maintain or improve customer counts, increase revenues and improve profitability.

     The Company will be required to make significant payments with respect to its debt and obligations incurred in connection with the settlement of litigation. These payments will limit the Company's ability to make future capital expenditures. The Company does not presently have access to sufficient capital to satisfy all of the needs that have been identified. In response, management is preparing a more detailed capital plan and plans to seek additional capital in 1999, including a potential refinancing of the Company's Notes. There is no assurance that the Company will be able to obtain capital from sources outside the Company in amounts or at a cost that will allow the Company to meet the capital needs identified above or to refinance the Notes. In the meantime, a capital plan is being prepared to address some of the Company's most pressing needs within the limits of the Company's anticipated cash flow for 1998 and 1999.

     The Company's ability to implement these plans will be impaired if the Company experiences any unexpected cash requirements or a decline in operating cash flow to devote to these projects. The Company's ability to incur additional debt to fund capital requirements or for other purposes is limited by the terms of the Indenture governing the Company's Notes (the "Indenture"), which generally limit the Company to a $5 million revolving line (which has not been implemented to date), purchase money debt and leasing as sources of additional funding. Management believes that the Company is likely to continue to experience impaired access to capital due to its recent losses, the restructuring of its debt in 1995 and the absence of an active trading market for its debt and equity securities. Management believes that the Company can operate at levels comparable to recent periods while relying on internal cash flow to fund capital requirements if recent results continue and no unexpected contingencies arise. The Company's prospects for improved operating results will depend on the availability of outside sources of capital. If the Company's near and long-term capital needs cannot be met, the Company's results and financial condition will be materially adversely affected.

LEVERAGE

     As of June 30, 1998, the Company's total indebtedness was approximately $69.0 million (including approximately $20.6 million of interest accrued through maturity). At such date, the Company's total assets were approximately $79.9 million.

     In addition to certain customary affirmative covenants, the Indenture contains covenants that, among other things, restrict the ability of the Company and each of its subsidiaries, subject to certain exceptions contained therein, to incur debt, make distributions to the Parent or transfer assets. The restrictions may limit the ability of the Company to expand its business and take other actions that the Parent considers to be in the Company's best interest.

     The Company and its subsidiaries presently have significant annual interest expense payment obligations under outstanding debt instruments. The interest payments on the Notes are not reflected as an expense on the Company's income statement because of the manner in which that obligation was created in the 1995 restructuring. Instead, the entire amount of future interest payments is reflected as part of the balance of the Notes on the Company's balance sheet. If the Notes were to be settled for an amount less than their carrying value on the Company's balance sheet, the Company would report an extraordinary gain on its statement of operations. Thereafter, if the Notes were settled with proceeds from new indebtedness, interest on the new indebtedness would be charged against the Company's earnings. See the footnotes to the Company's financial statements.

     The ability of the Company and its subsidiaries to satisfy their respective obligations is dependent upon their future performance, which will be subject to financial, business and other risk factors affecting the business and operations of the Company, including risk factors beyond the control of the Company and its subsidiaries, such as prevailing economic conditions. The Company is presently in compliance with the terms of the Indenture and its other debt obligations, but there is no assurance that the Company will be able to maintain compliance with such terms, refinance its existing debt or that any additional financing will be obtainable in order to pursue the Company's plans.

OWNERSHIP OF THE PARENT, RECENT MANAGEMENT CHANGES

     As a result of the comprehensive restructuring of the Company and the Parent completed in 1995 and subsequent sales of Common Stock by the Selling Security Holders and purchases by other investors, approximately 86% of the outstanding Common Stock of the Parent is owned by seven investors who have made filings with the Securities and Exchange Commission under Section 13 of the Securities Exchange Act of 1934, of whom four are Selling Security Holders who own in the aggregate approximately 47% of the Parent's outstanding common stock. Management believes these holders intend to vote separately upon all matters submitted to a vote of security holders of the Parent. To the Company's knowledge, there are no agreements, arrangements or understandings among any of the Selling Security Holders concerning the voting or disposition of any of such Common Stock or any other matter regarding the Company or the Parent or which might be the subject of a vote of the Parent's stockholders. Also, no Selling Security Holder (or affiliated group of Selling Security Holders) is a beneficial owner of more than 18% of the Common Stock; accordingly, no single Selling Security Holder or affiliated group could itself approve any matter regarding the Company or the Parent or which might be the subject of a vote of the Parent's stockholders.

     In March 1998, Teacher's Insurance and Annuity Association of America ("TIAA"), the Parent's largest single shareholder, filed a Schedule 13D indicating, among other things, that TIAA might take action to influence the composition of the Parent's Board of Directors. In April 1998, TIAA proposed that the present members of the Board of Directors be elected as the Board of Directors at the Parent's Annual Meeting of Stockholders in opposition to a slate of directors nominated by the nominating committee of the Board of Directors serving at that time. The directors nominated by TIAA were elected by a vote of more than 95% of the shares present and entitled to vote at the Annual Meeting. None of such directors, however, is affiliated with TIAA or any Selling Security Holder and, to the Company's knowledge, there is no agreement, understanding or arrangement among any Selling Security Holders or any such director concerning any matter regarding the governance of the Parent or the Company. In July 1998 TIAA withdrew its Schedule 13D, which was replaced by a Schedule 13G.

     The President and CEO of the Parent at the time of the May 1998 Annual Meeting of Stockholders resigned immediately following the election of the current Board of Directors at that meeting. The former President and CEO had been hired by the Parent in March 1997 and had announced his resignation in September 1997, which was followed by his service as interim CEO until March 1998 and as President and CEO through May 1998. Since the election of the present Board of Directors in May 1998, Suzanne Hopgood, a member of the Board of Directors since 1996 and currently Chairman of the Board, has served as acting CEO while the Board of Directors conducts a search for a new President and CEO. Only two of the seven members of the current Board of Directors, Ms. Hopgood and Mr. Osnos, served as directors prior to the May 1998 Annual Meeting. It is likely that some period of time will be required before a new CEO can be hired and begin influencing the management and results of the Company.

HISTORY OF LOSSES, PARTNERS' DEFICIT

     Through fiscal year 1995, the Company had not reported net income since fiscal year 1990. Although the Company reported net income from continuing operations of $8.6 million for fiscal year 1996, the Company reported a net loss from continuing operations of $4.7 million for the fifty-two week year ended December 30, 1997. The Company reported net income of $4.5 million for the twenty-six week period ended June 30, 1998. Among the causes contributing to the Company's losses have been excessive leverage, litigation and settlement expenses and costs associated with closing of its restaurants. The Company continues to have a significant amount of indebtedness and related debt service will require the expenditure of significant sums by the Company in the future. The Company continues to be party to various litigation matters. While management believes that the Company has adequate reserves established to address known contingencies, there is no assurance that adverse results in litigation will not result in additional material expense in the future. Management does not presently anticipate material additional expenses from restaurant closings in 1998 or 1999, but the Company is preparing a strategic plan that will seek to improve the Company's overall operating efficiency by emphasizing focusing on markets where the Company has significant operations. There is no assurance that the strategic plan adopted by the Company will not contemplate additional closings of weaker restaurants that could result in material additional charges.

     The Company's losses have contributed to a material continuing partners' deficit. The Company's partners' deficit at December 30, 1997 was $28.3 million and at June 30, 1998 was $23.8 million. The Company's operating cash flow since completion of the 1995 restructuring has been sufficient to support its operations and to satisfy all of its obligations as they have come due, and management expects that this will continue to be the case. However, it is likely that the Company will continue to have a substantial partners' deficit for several years, at a minimum, and there is no assurance that the Company's net income or additional capital infusions or other transactions will be available or sufficient to produce a positive partners' capital. Management believes that the principal disadvantages to the Company of its partners' deficit are its diminished attractiveness as a recipient of capital funding and favorable trade credit terms from vendors, potentially resulting in higher capital and trade credit costs to the Company than would otherwise be available.


ABSENCE OF AN ESTABLISHED PUBLIC MARKET

     The Notes are not listed or admitted for trading on any securities exchange or national market system. The Company has filed an application to list the Notes on the New York Stock Exchange in conjunction with the filing of the Registration Statement of which this Prospectus is a part. There is no assurance that the Notes will be accepted for trading on the New York Stock Exchange. At present, almost all of the Notes offered hereby are owned by a small number of institutional investors, and there is no established public market for the Notes. No assurance can be given as to the prices or liquidity of, or trading markets for, the Notes. The liquidity of any market for the Notes will depend upon the number of holders of Notes, interest of securities dealers in making a market in the Notes and other factors. The absence of any established active market for the Notes could adversely affect the liquidity of the Notes. The liquidity of, and trading markets for, the Notes may also be adversely affected by general declines in the market for similar grade debt. Such declines may adversely affect the liquidity of, and the trading markets for, the Notes, independent of the financial performance of, and the prospects for, the Company. Accordingly, no assurance can be given that a holder of the Notes will be able to sell its Notes in the future or that any future sale can be consummated at a price equal to or higher than the price at which the Notes were originally purchased.

                               USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Notes offered pursuant to this Prospectus. The Selling Security Holders will receive all of the net proceeds from any sale of the Notes offered hereby.

                            SELLING SECURITY HOLDERS

     The following table provides certain information with respect to the Notes held by each Selling Security Holder. As a result of the comprehensive Restructuring of the Company and the Parent and subsequent sales of Common, par value $.01 per share, of the Parent (the "Common Stock") by Selling Security Holders, certain of the Selling Security Holders own approximately 47% of the outstanding Common Stock of the Parent. Such Selling Security Holders are four separate holders of Notes and no Selling Security Holder (or affiliated group of Selling Security Holders) is a beneficial owner of more than 18% of the Common Stock. Since the Selling Security Holders may sell all or some of their Notes, no estimate can be made of the aggregate amount of the Notes that are to be offered hereby or that will be owned by each Selling Security Holder upon completion of the offering to which this Prospectus relates.

     As a part of the Restructuring, certain 11% Noteholders designated for nomination a majority of the members of the Board of Directors of the Parent. These directors were duly nominated and elected by holders of the former classes of the Parent's capital stock at a meeting of stockholders held prior to the Exchanging 11% Noteholders having exercised their Put Option. Certain of these directors continue to serve on the Board of Directors of the Parent. None of such directors, however, is affiliated with any former 11%
Noteholder or Selling Security Holder and to the Company's knowledge there is no agreement, understanding or arrangement among any former 11% Noteholder, Selling Security Holder or any such director concerning any matter regarding the governance of the Parent or the Company.

     The Notes offered by this Prospectus may be offered from time to time by the Selling Security Holders named below:

                                                       Aggregate Amount of
                                                     Notes Beneficially Owned
               Name                                    and Being Registered
-------------------------------------------------    ------------------------
EQ Asset Trust 1993 . . . . . . . . . . . . . . .         $8,075,045.42
Principal Mutual Life Insurance Company . . . . .         $3,122,435.77
The Ohio National Life Insurance Company. . . . .         $  935,048.67
CUNA Mutual Life Insurance Company. . . . . . . .         $  908,477.67

     Equitable Real Estate Investment Management, Inc. ("EREIMI"), a former affiliate of EQ Asset Trust 1993, is the owner of six properties in Illinois and Iowa which are leased by the Company. The aggregate amount paid by the Company to EREIMI in respect of periodic rental installments during fiscal 1997 was $549,756. Such lease was entered into by the Company and EREIMI prior to EQ Asset Trust 1993's acquisition of an interest in the Company in connection with the Restructuring. Such lease was negotiated at arm's length on terms no less favorable than the Company would have obtained from an unrelated landlord.

                             PLAN OF DISTRIBUTION

     The Company will receive none of the proceeds from this offering. The Notes may be sold from time to time to purchasers directly by any of the Selling Security Holders. Alternatively, the Selling Security Holders may from time to time offer the Notes through underwriters, brokers, dealers or agents, pursuant to (a) a block trade in which a broker or dealer will attempt to sell the Notes as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus or (c) ordinary brokerage transactions and transactions in which the broker or dealer solicits purchasers. In effecting such sales, underwriters, brokers or dealers engaged by the Selling Security Holders may arrange for other brokers or dealers to participate in the resales. Such sales may be effected at market prices and on terms prevailing at the time of sale, at prices related to such market prices, at negotiated prices or at fixed prices. In addition, the Selling Security Holders may engage in hedging or other similar transactions, and may pledge the Notes being offered, and, upon default, the pledgee may effect sales of the pledged Notes pursuant to this prospectus. Underwriters, brokers, dealers and agents may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Security Holders or the purchasers of Notes for whom they may act as agent. The Selling Security Holders and any underwriters, dealers or agents that participate in the distribution of Notes may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of Notes by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

     There is currently no active market for the Notes. The Company has filed an application to list the Notes for trading on the New York Stock Exchange, but there is no assurance that the Notes will be accepted for Listing or that an active trading market for the Notes will develop. The Company has not been advised by any broker or dealer that it intends to make a market in the Notes.

     To comply with the securities laws of certain jurisdictions, if applicable, the Notes may be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.

     There is no assurance that the Selling Security Holders will sell any of the Notes. In addition, any Notes covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold pursuant to Rule 144 rather than pursuant to this prospectus.

     Pursuant to the Exchange Agreement (the "Exchange Agreement") dated as of November 15, 1995 between the Parent, the Company and former 11% Noteholders, some of which are Selling Security Holders, the Company will pay the expenses of former 11% Noteholders incident to this offering and sale of the Notes to the public, other than commissions, concessions and discounts of underwriters, dealers or agents, but including the fees and disbursements of one counsel to such Selling Security Holders. In addition, the Company has agreed to indemnify the Selling Security Holders, and, if requested, any underwriter they may utilize, against certain civil liabilities, including liabilities under the Securities Act and, if such indemnification is unavailable, to contribute to payments required to be made by any of them in respect of such liabilities. The Exchange Agreement requires the Company to keep the Registration Statement of which this Prospectus is a part continuously effective until the earlier of (a) July 18, 1999, and (b) the date upon which all Notes have either (i) been disposed of under this Prospectus, (ii) been distributed to the public pursuant to Rule 144 or Rule 145 under the Securities Act, (iii) been otherwise transferred and subsequent disposition of them shall not require registration or qualification of them under the Securities Act or any similar state law then in force, or (iv) ceased to be outstanding.

                             DESCRIPTION OF NOTES

     The following is only a summary of the material terms of the Notes, does not purport to be a full description thereof and is qualified in its entirety by reference to the Indenture, the Notes and the other exhibits to the Indenture (including certain terms defined in such documents), copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part. See "Available Information." The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as in effect on the date of the Indenture (the "Trust Indenture Act"). The definitions of the material terms used herein are set forth in "Definitions" contained elsewhere in this Prospectus.

GENERAL

     Notes in the aggregate principal amount of $40.0 million were originally issued in a private placement by the Company pursuant to the Indenture in exchange for the 11% Notes of the Company. In addition, a Note in the original principal amount of $1.7 million was issued to GEPT in settlement of a judgment against FBLP. On January 24, 1996, approximately $4.1 million aggregate principal amount of Notes were issued in payment of the first interest installment under the Indenture. No additional Notes may be issued pursuant to the Indenture and all future payments of interest must be made in cash. The maturity date of the Notes is December 31, 2001. The Notes offered hereby are being offered for sale by the Selling Security Holders, and the Company will not receive any part of the proceeds from any sale thereof.

     The Notes are issuable only in registered form without coupons in denominations of one thousand dollars ($1,000) and any integral multiple thereof, except as necessary to reflect principal amounts not evenly divisible by one thousand dollars ($1,000). As provided in the Indenture and subject to certain limitations therein, the Notes are exchangeable for a like aggregate principal amount of Notes of a different authorized denomination, as requested by the Holder surrendering the same. No service charge shall be made for any registration of transfer or exchange or redemption of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

INTEREST

     The Notes bear interest at 12% per annum, except that upon a default in the payment of interest for thirty days or principal at maturity, such interest rate shall be increased to the lesser of 13% per annum and the highest rate allowed by applicable law. Interest on the Notes is payable semi-annually on March 31 and September 30. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. Interest on the Notes which is payable, and is punctually paid by the Company to the Trustee or duly provided for, on any Interest Payment Date shall be paid by the Trustee to the Person in whose name the Notes are registered at the close of business on the Regular Record Date for such interest. On January 24, 1996, approximately $4.1 million aggregate principal amount of Notes were issued in payment of the first interest installment. No additional Notes are issuable under the Indenture and all future interest payments shall be made in cash.

OPTIONAL REDEMPTION

     The Notes are redeemable at the option of the Company at any time, upon not less than thirty nor more than sixty days notice, in whole or in part, at 103% of the principal amount of the Notes to be redeemed if the redemption occurs on or before September 30, 1998 and at 100% of the principal amount if the redemption occurs after September 30, 1998, in each case together with the accrued interest thereon to the redemption date.

     In the case of any redemption of Notes, interest installments whose Stated Maturity is on or prior to the Redemption Date will be payable to the Trustee for payment to the Holders of record of such Notes at the close of business on the relevant Regular Record Date. Notes (or portions thereof) for whose redemption and payment provision is made in accordance with the Indenture shall cease to bear interest from and after the date fixed for redemption.

REQUIRED REDEMPTION

     The Company is required to redeem Notes from the proceeds of certain transfers of assets or property or casualty losses which are not, within 180 days of the date of receipt thereof, applied, in the case of transfer, to purchase certain assets used or useful in the business of the Company, or, in the case of casualty loss, to either repair or replace the property that gave rise to such casualty loss except that such proceeds may not be used to purchase assets if a Default or Event of Default shall have occurred and be continuing.

     In the event that a Specified Asset Sale shall be deemed to have occurred, or a Specified Casualty Loss Event shall occur, the Company shall irrevocably offer to redeem Notes without premium in the aggregate principal amount equal to the Net Cash Proceeds of such Specified Asset Sale, or an amount equal to such Specified Casualty Loss Payment, as the case may be, if such proceeds exceed $1.0 million. Notwithstanding the preceding sentence, the Company is required to irrevocably offer to redeem Notes without premium in the aggregate principal amount equal to all Collected Amounts aggregating $1.0 million. Failure to affirmatively accept such offer in the manner specified in the Indenture shall be deemed to be a rejection of such prepayment offer. A Holder may not elect to have redeemed less than or more than all of the portion of the Securities held by such Holder which the Company offers to redeem.

PAYMENT AT MATURITY

     The entire outstanding principal amount of all Notes, together with all accrued and unpaid interest thereon and any and all other amounts owing in respect thereof, shall become due and payable on December 31, 2001. If the Trustee requests in writing following payment in full of all amounts due, each Note holder is required to promptly return the Notes it holds to the Trustee for cancellation.

RANKING

     The Notes are senior obligations of the Company. The obligations under the Notes are secured by a security interest in substantially all of the property and assets of the Company. See "Security and Guaranty". The Notes rank pari passu with all existing and future senior indebtedness of the Company. As of the date hereof, there is no other senior indebtedness outstanding. The Indenture contains limitations with respect to the amount of additional indebtedness that can be incurred by the Company and its subsidiaries. The Company may obtain a revolving credit facility in the amount of $5.0 million and, under certain circumstances, release certain collateral, or subordinate to such facility the liens, securing the Notes. See "--Security and Guaranty."

SECURITY AND GUARANTY

     Pursuant to the Collateral Documents, the Notes are secured by a valid, perfected security interest in substantially all of the assets and property of the Company, including, without limitation, certain real property, all inventory, equipment, accounts receivable and intellectual property of the Company. The liens and security interest with respect to certain property may be subject to prior liens and encumbrances. In addition, property and assets of the Company may be released from the liens of the Collateral Documents in connection with a transfer permitted under the provisions described in "Certain Covenants -- Restrictions on Transfers of Assets."

     In the event the Company desires to obtain a revolving credit or similar facility from another lender, the Trustee shall, at the request of the Company, either (i) subordinate the Liens of the Collateral Documents to the Lien of such lender in an amount not to exceed $5.0 million or (ii) release the Lien of the Collateral Documents upon particularly identified Collateral which has a fair market value not to exceed $8.0 million.

     There can be no assurance that the amount that might be realized by a holder upon any enforcement against the Collateral following an Event of Default would be sufficient to satisfy the Company's payment obligations in respect of the Notes.

CERTAIN COVENANTS

     The Indenture contains, among others, the following covenants:

     RESTRICTED PAYMENTS AND RESTRICTED INVESTMENTS.

     The Company will not declare or make, or incur any liability to declare or make, or permit any of its Subsidiaries to declare or make, or incur any liability to declare or make, any Restricted Payment or any Restricted Investment, except that, at any time after March 31, 1996, the Company may, and may permit any Subsidiary to take the foregoing actions, so long as, immediately prior to giving effect to such declaration or payment, and immediately thereafter and after giving effect thereto, both:

          (a) no Default or Event of Default shall have occurred or be continuing; and

          (b) the aggregate amount of all Restricted Payments made during the period (treated as a single accounting period) beginning on January 2, 1996 and ending on such date, plus the aggregate amount of all Restricted Investments made after January 2, 1996 and remaining outstanding on such date, does not exceed the difference of:

               (i) fifty percent (50%) of Consolidated Net Income accrued during the period (treated as a single accounting period) beginning on January 2, 1996 and ending on the last day of the full fiscal quarter of the Company most recently ended as of such date; minus

               (ii)   (A)     if Consolidated Net Income for the period
          commencing on the first day of the period of four (4) full consecutive fiscal quarters then most recently ended and ending on the last day of the fiscal quarter of the Company then most recently ended as of such date is a loss, one hundred percent (100%) of the positive amount of such loss; and

                      (B) if Consolidated Net Income for the period referred to in (b)(ii)(A) above is not a loss, Zero Dollars ($0).

     LIMITATIONS ON INDEBTEDNESS.

     The Company shall not, and shall not permit any of its Subsidiaries to, create, incur, assume, or Guarantee any Indebtedness except:

          (a) the Company and the Subsidiaries may create, incur, assume or Guarantee Indebtedness pursuant to a revolving credit or similar facility, and may from time to time obtain advances in respect of such facility, so long as the aggregate amount of Indebtedness outstanding thereunder at any time, after giving effect to such creation, incurrence, assumption or Guarantee, or such advance, shall not exceed Five Million Dollars ($5,000,000); and

          (b) any Subsidiary may incur unsecured Indebtedness to the Company or any Guarantor Subsidiary, and the Company may incur Subordinated Intercompany Indebtedness;

          (c) the Company and its Subsidiaries may incur, create, assume or Guarantee any other Indebtedness (including Indebtedness in excess of Five Million Dollars ($5,000,000) in respect of the revolving credit or similar facility referred to in clause (a) above) so long as immediately after, and after giving effect to, such creation, incurrence, assumption or Guarantee and the concurrent prepayment, redemption, retirement or acquisition of any Indebtedness of the Company being prepaid, redeemed, retired or acquired concurrently with the proceeds of such Indebtedness, the Pro Forma Interest Coverage Ratio calculated at such time exceeds, for periods after January 7, 1998, 325%.

     NEGATIVE PLEDGE.

     The Company will not create or assume, or permit any of its Subsidiaries to create or assume, any Lien securing any Indebtedness on any asset or property, whether now owned or hereafter acquired by it, except:

          (a) Liens in favor of the Trustee, for the benefit of the Trustee and the Holders, including such Liens contemplated by the Collateral Documents;

          (b) Liens upon property securing Indebtedness which refinances, renews, replaces or extends Indebtedness secured by Liens on such Property in existence on the date of the Indenture, but not any increase in the principal amount of any thereof or the extension thereof to any other property of the Company or any of its Subsidiaries (except as otherwise permitted by the Indebtedness covenant and clause (e) of this covenant);

          (c) Liens securing the revolving credit or similar facility referred to in "Limitations on Indebtedness," so long as such Liens secure an amount not in excess of Five Million Dollars ($5,000,000) (except as otherwise permitted by certain provisions of the Indenture); with respect to such Liens, the Trustee, if requested by the Company to take either the action specified in clauses (i) or (ii) below (but not both) shall, if the lender under such facility is unwilling to make such facility available upon terms satisfactory to the Company unless the Trustee takes the action requested by the Company, either:

               (i) enter into an agreement for the benefit of such lender or lenders subordinating the Liens of the Collateral Documents (but not the rights of the Holders to receive payment generally) to the Lien of such lender securing the obligations owing such lender under such facility, but only insofar as such obligations do not exceed Five Million Dollars ($5,000,000); or

               (ii) release the Lien of the Collateral Documents upon particularly identified Collateral specified in such Company Order (but no other Collateral) including, without limitation, any particularly identified Collateral thereafter acquired, which specified Collateral has a fair market value of not greater than Eight Million Dollars ($8,000,000) at any time;

          (d) Purchase Money Mortgages by the Company or any of its Subsidiaries (including, without limitation, Capital Leases), so long as
     (i) such Purchase Money Mortgage secures only the obligation to pay the purchase price of such asset (or the obligations under such Capital Lease) or a Subsidiary being acquired, together with related fees and expenses,
     (ii) the initial amount secured by such Purchase Money Mortgage shall not be more than one hundred percent (100%) of the purchase price of such asset (or the obligation under such Capital Lease) or such Subsidiary being acquired, together with related fees and expenses, and (iii) the aggregate Indebtedness secured by all such Purchase Money Mortgages (other than Capital Leases) shall not exceed in the aggregate for the Company and its Subsidiaries twenty percent (20%) of the aggregate amount of assets reflected on a consolidated balance sheet of the Company and the Subsidiaries, as at the end of the fiscal quarter of the Company then most recently ended; which Purchase Money Mortgages may rank senior to the Lien, if any, of the Collateral Documents in respect of the property or assets so acquired; provided, however, that in the event that the Company or any Subsidiary shall apply any Entire Cash Proceeds in respect of any Transfer, or any Casualty Loss Payment in respect of any Casualty Loss, to the purchase of any property or assets in accordance with certain provisions of the Indenture, as the case may be, and the purchase price of such property or assets exceeds the amount of Entire Cash Proceeds or Casualty Loss Payment, the Company or such Subsidiary (subject to certain provisions of the Indenture) may finance the amount of such excess and may secure such financing with a Purchase Money Mortgage upon such property or assets, subject to the limitations set forth in this paragraph, as if the "purchase price," as such term is used above, were equal to the amount of such excess; and

          (e) subject to the Liens described in clause (a) above, other Liens securing Indebtedness, so long as, at the time such Lien is created or assumed, the Indebtedness secured thereby is permitted to be created and incurred pursuant to the provisions restricting Indebtedness.

     LIMITATIONS ON NEGATIVE PLEDGES.

     The Company will not, and will not permit any of its Subsidiaries to enter into any agreement prohibiting the creation or assumption of any Lien upon the properties or assets of the Company or any of its Subsidiaries in favor of the Trustee (except under Capital Leases and Purchase Money Mortgage or Lien documents permitted hereunder but only to the extent such prohibition relates solely to the property or asset purchased or leased thereunder) or requiring an obligation to be secured if any Obligations are secured.

     RESTRICTIONS ON TRANSFERS OF ASSETS.

     The Company shall not, nor shall it permit any Subsidiary to, Transfer all or any part of its assets (other than conveyances or transfers of the properties and assets of the Company substantially as an entirety in compliance with the provisions of the Indenture governing successors and other than Permitted Transfers) or agree to do any of the foregoing, unless the Company, no later than the date following the date of such Transfer, pays the Entire Cash Proceeds in respect of such Transfer to the Trustee, subject to release to the Company. All such Entire Cash Proceeds shall be held in trust for the equal and ratable benefit of the Holders, and the Company granted to the Trustee a Lien in all such Entire Cash Proceeds.

     In the event that, within one hundred eighty (180) days after the occurrence of any Transfer, the Company wishes to apply all or a portion of the Entire Cash Proceeds therefrom to purchase one or more assets constituting either fixed assets, real property, machinery or equipment, in each case, used or useful in the business of the Company or such Subsidiary, then, so long as no Default or Event of Default shall have occurred and be continuing, the Company may request the Trustee to pay to the Company or to its order all or any portion of the amount of such Entire Cash Proceeds actually applied to any such purchase; provided, however, that the Company and its Subsidiaries shall not be entitled to apply to any such purchase any Entire Cash Proceeds, or any portion thereof, which have become Net Cash Proceeds. As promptly as practicable following receipt by the Trustee of a Company order specifying the amount of the Entire Cash Proceeds to be paid by the Trustee, accompanied by an officers' certificate certifying that such amount is to be applied to purchase one or more assets constituting either fixed assets, real property, leasehold improvements, machinery or equipment, in each case, used or useful in the business of the Company or such Subsidiary, the Trustee shall pay the requested amount of such Entire Cash Proceeds to the Company or its order in payment for the purchase price of such purchase, so long as (i) at or prior to the time of such purchase, the Company or such Subsidiary grants to the Trustee a Lien in such acquired property and (ii) such acquired property shall be owned by the Company or such Subsidiary, as the case may be, free and clear of all Liens, other than Liens not securing Indebtedness and other than those permitted by certain provisions of the Indenture.

     Upon the transfer of property or assets permitted by these provisions, the lien of the Collateral Documents in respect of the property or assets so transferred shall be released, but the lien of the Collateral Documents shall continue in the proceeds of such transfer.

     LIMITATIONS ON TRANSACTIONS WITH AFFILIATES.

     The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into any transaction (including, without limitation, the purchase, sale or exchange of property or the rendering of a service), whether or not in the ordinary course of business, with any Affiliate of the Company or such Subsidiary unless (a) such transaction is entered into upon terms and conditions no less favorable to the Company, or the affected Subsidiary, as those that would be obtained through an arm's-length negotiation with an unaffiliated third party, and (b) the terms of any such transaction shall be approved by a majority of the directors who are not parties to, and have no interest in, such transaction. The foregoing restrictions shall not apply to (i) any issuance of capital stock of the Parent, or options, stock appreciation rights or similar rights in respect thereof, or other awards or grants, in cash or otherwise, pursuant to, or the funding of, employee benefit plans approved by a majority of the disinterested directors of the board of directors of the Parent, (ii) loans or advances to employees in the ordinary course of business, (iii) transactions between and among the Company and the Guarantor Subsidiaries, (iv) transactions and the making of payments contemplated by the Reimbursement Agreement and (v) any agreements to do any of the foregoing acts described in clauses (i) through (iv).

     FUTURE PROPERTY.

     The Company will, with respect to all property (other than real property and improvements thereon) acquired by the Company after the date of the Indenture (and, if such acquisition were financed, if there were no prohibition in the documents governing such financing to encumbrances on such property), duly execute and deliver to the Trustee, not later than thirty
(30) days after the acquisition thereof, such pledge agreements, security agreements or other like agreements with respect to such property creating in the Trustee's favor for the ratable benefit of the Holders a valid, perfected and enforceable first priority (except for Liens permitted by certain provisions of the Indenture) Lien on such property, such pledge agreements, security agreements or other like agreements to be, to the extent applicable, substantially in the forms of such agreements executed by the Company in favor of the Trustee on the date of the Original Indenture (except for changes authorized under the Indenture) reasonably acceptable to the Trustee, together with such other documents, certificates, opinions of counsel and the like as the Trustee shall reasonably request in connection therewith.

     The Company will, with respect to its real property and improvements thereon (other than any leasehold interests of the Company in real property and improvements thereon) acquired by the Company after the date hereof (and, if such acquisition were financed, if there was no prohibition in the documents governing such financing to encumbrances on such property), duly execute and deliver to the Trustee, not later than thirty (30) days after the acquisition thereof, Mortgages creating in the Trustee's favor for the ratable benefit of the Holders, upon recordation thereof, a valid, perfected and enforceable first priority (except for Liens permitted by certain provisions of the Indenture) Lien on all such real property and improvements thereon, such Mortgages to contain substantially the same terms as the Mortgages securing the Obligations on the date after the date of the Indenture and which shall be reasonably acceptable to the Trustee, and the enforceability, proper filing and proper recording of which shall be supported by an opinion of counsel acceptable to the Trustee. The Company shall use its best efforts to cause to be executed and delivered to the Trustee, prior to or concurrently with the delivery by the Company of the aforesaid Mortgages to the Trustee (or if such is not possible, as promptly as possible thereafter), any and all necessary estoppel certificates, non-disturbance agreements, waivers, consents of third parties thereto to the extent deemed necessary or appropriate by the Trustee, and the Company shall cause such Mortgages to be duly recorded in the appropriate recording office or offices and shall pay all fees and taxes payable in connection therewith.

     MAINTENANCE OF LIENS.

     Except for the filing of continuation statements and the making of other filings by the Trustee as secured party or assignee, the Company shall at all times take all action necessary to maintain the Liens provided for under or pursuant to the Collateral Documents as valid and perfected first priority Liens on the property intended to be covered thereby (subject only to Liens expressly permitted hereunder) and supply all information to the Trustee necessary for such maintenance.

     LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES.

     The Company will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to (a) pay dividends or make any other distribution on any of such Subsidiary's Capital Stock owned by the Company or any Subsidiary of the Company, (b) pay any Indebtedness owed to the Company or any other Subsidiary, (c) make loans or advances to the Company or any other Subsidiary, or (d) transfer any of its property or assets to the Company or any other Subsidiary; except, in each case, for (i) any restrictions created by the Credit Documents; (ii) any restrictions existing under any agreements in effect on the date of the Original Indenture; (iii) any renewals or extensions of the restrictions referred to in clause (i) or (ii); (iv) with respect to clause (d) above only, Capital Leases or Purchase Money Mortgage or Lien documents permitted hereunder (but only with respect to the property leased or purchased thereunder), and customary non-assignment provisions of any leases governing any leasehold interest or any supply, license or other similar agreement entered into in the ordinary course of business; and (v) any restrictions existing by reason of applicable law.

     LIMITATIONS ON MERGER, CONSOLIDATION AND SALE OF SUBSTANTIALLY ALL
ASSETS.

     The Company shall not consolidate with or merge with or into, Transfer its properties and assets substantially as an entirety to or purchase or acquire the properties and assets substantially as an entirety of any of the Parent Restricted Subsidiaries. The Company shall not consolidate with or merge with or into any other Person, or Transfer its properties and assets substantially as an entirety to any Person, unless (a) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by Transfer the properties and assets of the Company substantially as an entirety (the "Surviving Person") shall be a corporation or partnership organized and existing under the laws of the United States of America or any State or the District of Columbia, and shall expressly assume by a supplemental indenture the due and punctual payment of the principal of (and premium, if any) and interest on all the Notes, the performance of every covenant of the Indenture and the other Credit Documents on the part of the Company to be performed or observed, and all other Obligations of the Company pursuant to the Indenture, the Notes and the Credit Documents; (b) immediately after, and after giving effect to, such transaction, no Default or Event of Default shall have occurred and be continuing; (c) either (i) immediately after, and after giving effect to, such transaction, both (A) the Tangible Net Worth of the Company or the Surviving Person, as the case may be, and its Subsidiaries on a consolidated basis shall be equal to or greater than the Tangible Net Worth of the Company and its Subsidiaries on a consolidated basis immediately prior to the consummation of such transaction and (B) the Company or the Surviving Person, as the case may be, shall be entitled to incur at least One Dollar ($1.00) of additional Indebtedness pursuant to certain provisions of the Indenture or (ii) such transaction involves a merger of the Company with and into, or a Transfer of its properties and assets substantially as an entirety to, the Parent, so long as, but only so long as, the Parent shall not, at any time prior to or contemporaneously with such transaction, have consolidated with or merged with or into, Transferred its properties and assets substantially as an entirety to or purchased or acquired the properties and assets substantially as an entirety of, any of the Parent Restricted Subsidiaries; and (d) the Company or the Surviving Person, as the case may be, has executed and delivered to the Trustee certain certificates and opinions and all necessary assignments, amendments to financing statements under the Uniform Commercial Code of any jurisdiction and other documents necessary to maintain the Trustee's right, title and interest in and to the Trust Estate.

     REPORTING REQUIREMENTS.

     Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), the Company shall file with the Securities and Exchange Commission (the "Commission") and provide the Trustee and Holders with such annual, quarterly and current reports and such information, documents and other reports specified in Section 13 and 15(d) of the Exchange Act which the Company would be required to file with the Commission if it were subject to such reporting requirements.

EVENTS OF DEFAULT AND REMEDIES

     The Indenture defines Event of Default as any one of the following events: (a) if default shall be made in the due and punctual payment of the principal, premium (if any) or interest when due and payable on any of the Notes and, in the case of interest, such default shall continue unremedied for a period of thirty (30) days; or (b) if (i) a default shall be made in the performance or observance of any covenant, agreement or provision described above in "--Certain Covenants" and such default shall continue unremedied for a period of thirty (30) days after any officer of the General Partner becomes aware of such default, (ii) a default shall be made in the due and punctual payment of any amounts payable under the Indenture or under any other Credit Document when due and payable or a default shall be made in the performance or observance of any covenant, agreement or provision contained in the Indenture or the Notes or in any other Credit Document, and such default shall continue unremedied for a period of thirty (30) days after there has been given, in the manner contemplated by the Indenture by the Holders of twenty-five percent (25%) or more in aggregate principal amount of outstanding Notes, a written notice specifying such default or breach, requiring it to be remedied and stating that such notice is a "Notice of Default," (iii) the Indenture or any other Credit Document shall terminate, be terminated or become void or unenforceable without the prior written consent of the Holders, or (iv) any of the Liens created by the Collateral Documents shall cease to be enforceable or shall not have the priority purported to be created thereby with respect to Collateral having a fair market value in excess of two million five hundred thousand dollars ($2,500,000); or (c) if a default shall occur (i) in the payment of any principal or interest (after giving effect to any applicable grace period) with respect to any Indebtedness of the Company or any of its Subsidiaries or any General Partner (other than the Notes) or
(ii) under any agreement pursuant to which any such indebtedness may have been issued, created, assumed, Guaranteed or secured by the Company or any of its Subsidiaries or any General Partner, and, as a result thereof, such Indebtedness shall be declared due and payable prior to the stated maturity thereof or shall not be paid in full at the stated maturity thereof, provided, however, that the aggregate amount of all Indebtedness as to which such a payment default or such other default causing acceleration shall occur exceeds (x) one million dollars ($1,000,000) in Indebtedness other than Non-Recourse Indebtedness or (y) two million five hundred thousand dollars ($2,500,000) in Indebtedness consisting of Non-Recourse Indebtedness; or (d) if the Company or any of its Significant Subsidiaries or any General Partner
(i) is dissolved, (ii) files a petition to take advantage of any insolvency act, (iii) makes an assignment for the benefit of its creditors of itself or of the whole or any substantial part of its property, (iv) commences a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property or (v) files a petition or answer seeking reorganization or similar relief under applicable law or statute of the United States of America, any state thereof or any foreign country; or (e) if a court of competent jurisdiction
(i) shall enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of the Company or any of its Significant Subsidiaries or any General Partner or of the whole or any substantial part of their respective properties, or approve a petition filed against the Company or any of its Significant Subsidiaries or any General Partner seeking reorganization or similar relief under applicable law or statute of the United States of America, any state thereof or any foreign country, (ii) under the provisions of any other law for the relief or aid of debtors, shall assume custody or control of the Company or any of its Significant Subsidiaries or any General Partner or of the whole or any substantial part of their respective properties, or (iii) if there is commenced against the Company or any of its Significant Subsidiaries or any General Partner any proceeding for any of the foregoing relief and such proceeding remains undismissed for a period of sixty (60) days or the Company or any of its Significant Subsidiaries or any General Partner by any act indicates its consent to or approval of any such proceeding or petition; or
(f) if (i) one or more judgments exceeding the insurance coverage in respect thereof by more than two million five hundred thousand dollars ($2,500,000) in the aggregate are rendered against any of the Company or any of its Subsidiaries or any General Partner or (ii) there are any attachments or executions against any of the properties of the Company or any of its Subsidiaries or any General Partner for amounts in excess of two million five hundred dollars ($2,500,000) in the aggregate and (iii) such judgments, attachments or executions remain unpaid, unstayed or undismissed for any period of sixty (60) consecutive days; or (g) if there shall occur the loss, theft, substantial damage to or destruction of any portion of the Collateral not fully covered by insurance (less deductibles in an amount permitted hereunder), which uncovered portion of the Collateral by itself has a fair market value in excess of two million five hundred thousand dollars ($2,500,000) or with other such losses, thefts, damage or destruction of uncovered portions of Collateral occurring while the Indenture is in effect have an aggregate fair market value in excess of two million five hundred thousand dollars ($2,500,000); or (h) the partnership agreement of the Company shall be amended in any manner so that the partnership agreement shall violate, conflict with or breach any provision of the Indenture, any of the Collateral Documents or any other document delivered thereunder or the partnership agreement shall prohibit or prevent the performance by the Company of any of its obligations or agreements made in the Indenture, any of the Collateral Documents or any other such documents.

     If an Event of Default specified in clause (d) or (e) above with respect to the Company occurs and is continuing, then the principal amount of the Notes, together with accrued interest on the principal amount of such Notes as well as all other Obligations, shall automatically become immediately due and payable, without any declaration or other act on the part of the Trustee or any Holder. If an Event of Default (other than an Event of Default specified in clause (d) or (e) above with respect to the Company) occurs and is continuing, then and in every such case the Holders of not less than a majority of the principal amount of the Notes outstanding may, and the Trustee upon the request of the Holders of not less than a majority of the principal amount of the Notes outstanding shall, by written notice to the Company (and to the Trustee if given by Holders) declare the principal of the Notes, together with accrued interest on the principal amount of such Notes as well as all other Obligations, to be immediately due and payable and the same shall become immediately due and payable without any further declaration or other act on the part of the Trustee or any Holder. Under certain circumstances, the Holders of the Requisite Amount of the Notes outstanding may rescind any such acceleration with respect to the Notes and its consequences.

     The Holders of the Requisite Amount of the Notes Outstanding may on behalf of the Holders of all the Notes waive any past Default under the Indenture or under any other Credit Document and its consequences, except a Default in the payment of the principal of (or premium, if any) or interest on any Note or in respect of a covenant or provision in the Indenture or under any other Credit Document which under the provisions of the Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Security affected. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of the Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

     The Holders of the Requisite Amount of the Notes outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, whether before or after the occurrence of an Event of Default, provided that such direction shall not be in conflict with any rule of law or with the Indenture and the Trustee may, but shall not be required to, take any other action deemed proper by the Trustee which is not inconsistent with such direction.

     In addition to exercise of all other rights and remedies permitted to be exercised by the Trustee, in the event that either (a) the Stated Maturity of the Notes is accelerated in accordance with the provisions of the Indenture or (b) under certain circumstances, an Event of Default has occurred and is continuing, and the Trustee is directed to do so in writing by the Holders of the Requisite Amount of Notes, then the Trustee shall proceed, subject to certain provisions of the Indenture, to enforce the rights of the Trustee and the Holders of Notes pursuant to the provisions of the Collateral Documents. In no event may a Holder exercise any right or remedy with respect to any Collateral under any Collateral Document, such right of exercise being vested solely in the Trustee as herein provided and as provided in the Collateral Documents.

     No Holder of any Notes shall have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy, unless (a) such Holder has previously given written notice to the Trustee of a continuing Event of Default, (b) the Holders of not less than twenty-five percent (25%) in principal amount of the Outstanding Notes shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee, (c) such Holder or Holders have offered to the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request, (d) the Trustee for sixty (60) days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding, and (e) no direction inconsistent with such written request has been given to the Trustee during such sixty
(60) day period by the Holders of the Requisite Amount of the Notes outstanding; it being understood and intended that no one or more Holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of the Indenture to affect, disturb or prejudice the rights of any other Holders, or to obtain priority or preference over any other Holders or to enforce any right under the Indenture, except in the manner provided in the Indenture and for the equal and ratable benefit of all the Holders.

     The Company will be required to furnish annually to the Trustee a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance.

AMENDMENTS AND WAIVERS

     Without prior notice to or the Consent of the Holders of Notes outstanding, the Company (and additionally for any Credit Document as to which the Company is not the sole obligor, such other obligor(s); or for any Credit Document as to which the Company is not the obligor, the obligor of such document) and the Trustee may enter into an indenture or indentures supplemental to the Indenture or amendments or waivers to other Credit Documents constituting Collateral Documents or Guarantees, but solely for one or more of the following purposes (a) to evidence the succession of a successor to the Company or such obligor, and the assumption by such successor of the covenants of the Company or such obligor under the Indenture, in the Notes and in the other Credit Documents to which the Company or such obligor is a party contained, (b) to add to the covenants of the Company or such other obligor, for the benefit of the Holders, or to surrender any right or power herein or therein conferred upon the Company or such other obligor, (c) to cure any ambiguity, to correct or supplement any provision of the Indenture which may be inconsistent with any other provision of the Indenture or in such Credit Documents or to make any other provisions with respect to matters arising thereunder which shall not be inconsistent with the provisions of the Indenture; provided, however, such action shall not adversely affect the interests of the Holders, and (d) to modify, eliminate or add to the provisions of the Indenture to the extent necessary to effect the qualification of the Indenture under, or the compliance by the Indenture with the provisions of, the Trust Indenture Act.

     With the Consent of the Holders, the Company (and additionally for any Credit Document as to which the Company is not the sole obligor, such other obligor(s); or for any Credit

Document as to which the Company is not the obligor, the obligor of such document) and the Trustee may enter into an indenture or indentures supplemental to the Indenture or amendments or waivers to other Credit Documents constituting Collateral Documents or Guarantees for the purpose of adding, amending or waiving compliance with any provisions of the Indenture or any such other Credit Document or of modifying in any manner the rights of the Holders under the Indenture or under any such other Credit Document; provided, however, that no such supplemental indenture, amendment or waiver shall, without the consent of the Holder of each outstanding Note affected thereby (a) change the Stated Maturity of or any Redemption Date with respect to the principal of, or of any installment of interest on or any premium payable upon the redemption of, any Note, or reduce the principal amount thereof or the rate of interest thereon payable upon the redemption or other payment thereof, or change the coin or currency in which, any Note or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after any Redemption Date), (b) reduce the percentage in principal amount of the outstanding Notes, the consent of whose Holders is required for any such supplemental indenture, amendment or waiver,
(c) modify certain remedial provisions of the Indenture, except to increase any such percentage or to provide that certain or other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each Note affected thereby, (d) waive a Default or Event of Default in the payment of principal of or interest on, or redemption payment with respect to, any Security, or (e) modify any of the provisions of the Indenture relating to the pro rata redemption of Notes.

     It shall not be necessary for the Holders to approve the particular form of any proposed supplemental indenture, amendment or waiver, but it shall be sufficient if they shall approve the substance thereof.

     After a supplemental indenture, amendment or waiver under the Indenture with respect to a Credit Document is effective, the Company shall mail to each Holder a copy of such supplemental indenture, amendment or waiver. Any failure of the Company to so mail such copy shall not, however, in any way impair or affect the validity of any such supplemental indenture, amendment or waiver.

TRANSFER

     The Notes will be issued in registered form in denominations of one thousand dollars ($1,000) and any integral multiple thereof, except as necessary to reflect principal amounts not evenly divisible by one thousand dollars ($1,000), and will be transferable only upon surrender of the Notes being transferred for registration of transfer. The Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers and exchanges.

DEFEASANCE

     The Indenture shall cease to be of further effect (except as to any surviving rights of transfer or exchange of Notes expressly provided for), and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of the Indenture and release of the Liens of the Collateral Documents securing the Obligations, when (a) either (i) all Notes theretofore authenticated and delivered (other than Notes which have been destroyed, lost or stolen and which have been replaced) have been delivered to the Trustee canceled or for cancellation or (ii) all such Notes not theretofore delivered to the Trustee canceled or for cancellation (A) have become due and payable in full, or (B) will become due and payable at their Stated Maturity within six (6) months or (C) are to be called for redemption within six (6) months under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company; and the Company, in the case of (A), (B) or (C) above, has deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose an amount in cash sufficient (without giving effect to any income or gain in respect of the investment of such amount) to pay and discharge the entire indebtedness on such Securities not theretofore delivered to the Trustee canceled or for cancellation, for principal (and premium, if any) and interest to the date of such deposit (in the case of Notes which have become due and payable), or to the Stated Maturity or Redemption Date, as the case may be (b) the Company has paid or caused to be paid all other sums payable hereunder by the Company and (c) the Company has delivered to the Trustee certain officers' certificates and opinions of counsel. Notwithstanding the satisfaction and discharge of the Indenture, the obligations of the Company pursuant to certain Sections of the Indenture shall survive.

INFORMATION CONCERNING THE TRUSTEE

     The Trustee and its subsidiaries may from time to time in the future provide the Company and its Subsidiaries with banking and financial services in the ordinary course of their business.

DEFINITIONS

     Affiliate -- means, with respect to any Person, any other Person (the "Subject Affiliate") that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes:

          (a) any Subject Affiliate which beneficially owns or holds ten percent (10%) or more of any class of voting securities of such Person or ten percent (10%) or more of the equity interest in such Person;

          (b) any Subject Affiliate ten percent (10%) or more of any class of voting securities (or, in the case of any Person which is not a corporation, ten percent (10%) or more of the equity interest) in which is held by such Person; and

          (c) any director or executive officer of such Person or an Affiliate of such Person;

provided, however, that in no event shall any Person who was a holder of Original Securities on the day prior to the date of the Indenture be deemed, at any time or for any purpose under the Indenture, to be an Affiliate of the Company, the Parent, and General Partner or any of their respective Subsidiaries; and provided, further, that the Parent, the General Partner and their respective Subsidiaries shall be deemed to be Affiliates of the Company whether or not they would otherwise be included by virtue of the foregoing provisions of this definition.

     The term "control" (including, with correlative meanings, the terms "controlled by" and "under common control") means the possession, directly or indirectly, of the power either to direct or cause the direction of the management or policies of a Person, or to vote a majority of the securities having ordinary voting power for the election of directors of such Person, in either case whether through the ownership of voting securities, by contract, by proxy or otherwise. The term "Affiliate," when used with respect to any particular Person, means an Affiliate of the Company.

     Capital Expenditures -- means, with respect to any Person, any item which, pursuant to GAAP, would be classified on the financial statements of such Person as a "capital expenditure."

     Capital Lease -- means, as to any Person, an y lease of property, real or personal, the obligations under which are, or should be in conformity with GAAP, capitalized on a consolidated balance sheet of such Person.

     Casualty Loss -- means and includes each separate loss, damage or injury to any tangible property subject to the Lien of the Trustee or any condemnation or eminent domain proceedings in respect of any such property.

     Casualty Loss Payment -- means and includes any payment of proceeds of any insurance required to be maintained on account of each separate loss, damage or injury to any tangible property subject to the Lien of the Trustee or any payment of proceeds of any condemnation or eminent domain proceedings in respect of any such property.

     Collateral -- means all property and interests therein (real and personal, tangible and intangible) in which a Lien is now or hereafter held by the Trustee or granted by the Company or any other Person to the Trustee for the ratable benefit of the Holders as security for the payment and performance of any or all of the Obligations.

     Collateral Documents -- means and includes each document, agreement, assignment, mortgage or deed of trust executed or delivered with the Old Indenture, the Indenture or from time to time granting a Lien in any property in favor of the Trustee for the ratable benefit of the Holders to secure the payment and performance of any or all of the Obligations.

     Collected Amount -- Redemption Amounts less than $1,000,000 plus certain excess amounts of past Redemption Amounts.

     Consent of the Holders -- means the requisite principal amount of the Securities Outstanding with respect to any consent of the Holders pursuant to the Indenture which, except as otherwise specifically stated in any provision of the Indenture, shall be more than fifty percent (50%) of the principal amount of the Securities Outstanding.

     Consolidated Cash Flow -- means, for any period, the sum of:

          (a) Consolidated Net Income for such period; provided, however, that for purposes of calculating Consolidated Cash Flow only:

               (i) extraordinary non-cash charges (to the extent deducted in calculating Consolidated Net Income) shall be added back to Consolidated Net Income; and

               (ii) extraordinary non-cash revenue (to the extent included in calculating Consolidated Net Income) shall be deducted from Consolidated Net Income;

     plus

          (b) the sum of (but in each case, only to the extent not included in Consolidated Net Income for such period) the following, without duplication:

               (i)    Consolidated Interest Expense; plus

               (ii)   Consolidated Income Tax Expense; plus

               (iii)  Consolidated Depreciation and Amortization Expense.

     Consolidated Depreciation and Amortization Expense -- means, for any period, the consolidated depreciation and amortization expense of the Company and its Subsidiaries for such period, calculated on a consolidated basis in accordance with GAAP.

     Consolidated Income Tax Expense -- means, for any period, the aggregate of all current and deferred taxes based upon income and franchise tax expense of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

     Consolidated Interest Expense -- means, for any period, the interest expense of the Company and its Subsidiaries (including amortization of original issue discount on any Indebtedness, the interest portion of any deferred payment obligation, the net costs associated with interest rate swap obligations or agreements and the interest component of rentals in respect of Capital Leases) for such period calculated on a consolidated basis, such consolidation to be performed in accordance with GAAP.

     Consolidated Net Income -- means, for any period, the aggregate of the Net Income of the Company and its Subsidiaries, determined on a consolidated basis.

     Consolidated Revenues -- means, for any period, the aggregate revenue for such period of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

     Credit Documents -- means, collectively, the Indenture, the Securities, the Collateral Documents, the Specialty Guaranty, any other Guarantees of any or all of the Obligations and any and all other documents, instruments and agreements now or hereafter executed and/or delivered in connection therewith.

     Default -- means an event, act or condition that, with notice or lapse of time, or both, would become an Event of Default.

     Defaulted Interest -- any interest which is payable, but is not punctually paid or duly provided for on any Interest Payment Date.

     Entire Cash Proceeds -- means, with respect to any Transfer of assets, the difference of:

          (a) the cash proceeds (whenever received) actually received by the Company or any Subsidiary of the Company from such Transfer; minus

          (b)  the sum of:

               (i) commissions and other fees and expenses (including fees and expenses of counsel, accountants and investment bankers) related to such Transfer; plus

               (ii) provisions for all taxes paid or payable as a result thereof and in connection therewith and payments made to retire Indebtedness (other than the Securities or the Original Securities) secured by or otherwise relating directly to such assets being sold or otherwise disposed of where payment of such Indebtedness is required in connection therewith.

     Event of Default -- has the meaning described in "Description of Notes -- Events of Default."

     GAAP -- means generally accepted accounting principles in effect from time to time in the United States applied on a consistent basis.

     General Partner -- means the Parent or any other general partner of the Company.

     Governmental Authority -- means any federal, state, local, foreign or other governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission or other similar dispute resolving panel or body.

     Guarantee -- means, with respect to any Person, any guarantee or other contingent liability (other than any endorsement for collection or deposit in the ordinary course of business), direct or indirect, of such Person with respect to any obligation of another Person, through an agreement or otherwise, including, without limitation:

          (a) any other endorsement or discount with recourse or undertaking substantially equivalent to or having economic effect similar to a guarantee in respect of any such obligation; and

          (b)  any agreement:

               (i) to purchase, or to advance or supply funds for the payment or purchase of, any such obligation;

               (ii) to purchase, sell or lease property, products, materials, supplies, transportation or services, to enable such other Person to pay any such obligation or to assure the owner thereof against loss regardless of the delivery or nondelivery of the property, products, materials, supplies, transportation or services; or

               (iii) to make any Investment in, or to otherwise provide funds to or for, such other Person to enable such Person to satisfy any obligation (including any liability for a dividend, stock liquidation payment or expense) or to assure a minimum equity, working capital or other balance sheet condition in respect of any such obligation.

The amount of any Guarantee shall be equal to the outstanding amount of the obligation directly or indirectly guaranteed. The term "Guarantee" used as a verb has a corresponding meaning.

Guarantor Subsidiary -- means Specialty.

Holder -- means a Person in whose name a Security is registered in the Security register.

Indebtedness -- of a Person means, without duplication:

          (a) all indebtedness of such Person for borrowed money or evidenced by bonds, notes, debentures or similar instruments;

          (b) all obligations of such Person under leases which have been or, in accordance with GAAP, should be, recorded as Capital Leases;

          (c) all indebtedness of such Person arising under acceptance facilities;

          (d) the face amount of all letters of credit (other than letters of credit securing solely the payment of insurance premiums) issued for the account of such Person and, without duplication, all drafts drawn thereunder;

          (e) all liabilities secured by any Lien on any property owned by such Person, to the extent attributable to such Person's interest in such property, even though such Person has not assumed or become liable for the payment thereof;

          (f) all obligations of such Person under any interest rate swap, interest rate future, interest rate cap, interest rate option or other form of interest rate hedging agreement or arrangement designed to protect against fluctuations in interest rates; and

          (g) any Guarantee of such Person with respect to Indebtedness of another Person.

     Investment -- means any investment in any Person, whether by means of asset or share or equity purchase, capital contribution, loan, advance, time deposit, purchase of notes, bonds or other evidences of Indebtedness or otherwise, other than:

          (a) the purchase by such Person of assets either constituting Capital Expenditures or made in the ordinary course of such Person's business;

          (b) the exchange of the Original Securities pursuant to the provisions of, and the consummation of the transactions contemplated by, the Exchange Agreement; and

          (c)  repurchases of the Securities.

     Junior Indebtedness -- means any Indebtedness of the Company which is subordinated to the Securities in right of payment.

     Lien -- means any mortgage, deed of trust, pledge, hypothecation, assignment for security, deposit arrangement, encumbrance, lien (statutory or other), security interest, easement, defect in or exception to title or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, any Capital Lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement (other than notice filings not perfecting a security interest) under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing.

     Mortgages -- means each and every mortgage, deed of trust, collateral assignment of leases, collateral assignment of rents or similar instrument granting the Trustee an interest in or Lien upon any real property and securing the Obligations, in each case, as amended through and including the date hereof and as hereafter amended.

     Net Cash Proceeds -- means:

          (a) in respect of a Specified Asset Sale described in clause (a) of the definition of "Specified Asset Sale", the Entire Cash Proceeds with respect to such Specified Asset Sale; and

          (b) in respect of a Specified Asset Sale described in clause (b) of the definition of "Specified Asset Sale", an amount equal to the difference of:

               (i)    the Entire Cash Proceeds in respect of such Transfer;
          minus

               (ii) the amount of such Entire Cash Proceeds in respect of such Transfer actually applied to purchase assets used or useful in the business of the Company or its Subsidiaries;

together, in either case, with any amounts previously retained by the Trustee required to be added thereto.

     Net Income -- means, for any Person and for any period, the net income
(loss) of such Person for such period, determined in accordance with GAAP; provided, however, that:

          (a) no gains and no losses realized by such Person and its Subsidiaries upon the sale or other disposition (including, without limitation, pursuant to Sale-Leaseback Transactions, sales or disposals of business segments, or sales or abandonment of properties, plants and equipment of such Person and its Subsidiaries) of property or assets which are not sold or otherwise disposed of in the ordinary course of business, or pursuant to the sale of any Capital Stock of or other equity or ownership interest in such Person or any Subsidiary, shall be considered in calculating Net Income;

          (b) no writedowns, writeoffs or writeups by such Person and its Subsidiaries of receivables, inventories, fixed assets, real property, real estate leasehold interests or intangible assets (not including amortization of intangible assets in accordance with GAAP) shall be considered in calculating Net Income;

          (c) net income or net loss of any Person combined with such Person on a "pooling of interests" basis attributable to any period prior to the date of such combination shall not be considered in calculating Net Income; and

          (d) net income or net loss of any Person which is not consolidated with such Person shall not be considered in calculating Net Income except to the extent of the amount of dividends or distributions paid to such Person or any of its Subsidiaries.

     Non-Recourse Indebtedness -- owing by any Person means Indebtedness for money borrowed or evidenced by a Lien, wherein liability is limited solely to the security therefor without any liability on the part of such Person for any deficiency, or with respect to which the holder of such Indebtedness has irrevocably made the election under Section
1111(b)(1)(A)(i) of Title 11 of the United States Code, as amended.

     Obligations -- means any and all obligations and liabilities of the Company, now or hereafter incurred, under or with respect to the Securities, the Indenture, the Collateral Documents or any other Credit Document, whether or not such obligations and liabilities are reduced to judgment, liquidated, unliquidated, evidenced by any note or other instrument, direct or indirect, absolute or contingent, due or to become due, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not any such obligations and liabilities are discharged, stayed or otherwise affected by any dissolution, insolvency or similar proceeding such obligations and liabilities to include without limitation:

          (a) the payment of the principal and interest (and premium, if any) on all of the Securities now and hereafter issued and delivered and outstanding;

          (b) the payment of all other sums owing hereunder and under each of the other Credit Documents to any Holder or to the Trustee;

          (c) all costs and expenses (including attorneys' fees) incurred or payable in connection with any Credit Document; and

          (d) the performance of the respective covenants of the Company herein and in each of the other Credit Documents contained.

     Omnibus Amendment -- means that certain Omnibus Amendment Agreement, dated as November 15, 1995, among the Company, Specialty and the Trustee.

     Original Holders -- means the holders of the Original Securities on the day preceding the date of the Indenture.

     Parent Restricted Subsidiaries -- means and includes Cavalcade Holdings, Inc.; Cavalcade Foods, Inc.; Cavalcade Development, L.P.; Furr's/Bishop's Cafeterias, L.P.; any of their respective subsidiaries; or any of their respective successors and assigns.

     Paying Agent -- means the Person or Persons authorized by the Company to pay the principal of (and premium, if any) or interest on any Securities on behalf of the Company. The Company initially appoints the Trustee to act as Paying Agent. For purposes of redemption of the Notes, neither the Company nor any Affiliate may act as Paying Agent.

     Permitted Transfers -- means and includes:

          (a)  sales of inventory in the ordinary course of business;

          (b) Transfers of obsolete or worn-out machinery and equipment, and subleases of leased property, no longer used or useful in the conduct of the business of the Company and its Subsidiaries;

          (c) Transfers of assets from any Subsidiary of the Company to the Company; and Transfers from the Company to any Guarantor Subsidiary;

          (d) with respect to cafeteria or other restaurant properties acquired after the date of the Indenture and in accordance with the terms thereof, Transfers of land adjacent to or in the immediate proximity of any such cafeteria or restaurant not necessary for the operation of such cafeteria's or restaurant's business;

          (e) so long as no Default or Event of Default shall have occurred and be continuing, with respect to any land, buildings or equipment acquired after the date of the Indenture and in accordance with the terms thereof, Sale-Leaseback Transactions of any such assets; and

          (f) so long as no Default or Event of Default shall have occurred and be continuing, Transfers of any assets or property of the Company, so long as the aggregate fair market value for all such assets or property so sold or disposed of in any one calendar year does not exceed Five Million Dollars ($5,000,000).

     Person -- means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Authority or any agency or political subdivision thereof.

     Priority Indebtedness -- means and includes, without duplication:

          (a) Indebtedness secured by any Lien (including, without limitation, any Purchase Money Mortgage) on any property owned by the Company or any of its Subsidiaries, to the extent attributable to such Person's interest in such property, whether or not such Person has not assumed or become liable for the payment thereof;

          (b) all Indebtedness of, and all preferred stock (valued at the liquidation preference thereof), of Subsidiaries of the Company (other than Guarantor Subsidiaries), except:

               (i) such Indebtedness owing to, or such preferred stock beneficially owned by, the Company; and

               (ii) in the case of any such Indebtedness owing to, or preferred stock beneficially owned by, a Subsidiary of the Company, for the amount thereof owing (directly or indirectly through Subsidiaries of the Company) to the Company; and

          (c) with respect to any Sale-Leaseback Transaction, the net amount of all rent required to be paid in respect of the lease of the property subject thereto by the Company or any of its Subsidiaries during the remaining primary term thereof, discounted from the respective due dates thereof to such date at the rate per annum implicit in such lease.

     Pro Forma - means, for any period, with respect to any calculation of Consolidated Cash Flow or Consolidated Interest Expense, in connection with the incurrence of any Indebtedness during such period, the amount of Consolidated Cash Flow or Consolidated Interest Expense, as the case may be, which would have resulted during and for such period, assuming that:

          (a) any assets acquired with the proceeds of the Indebtedness being incurred had been acquired, and such Indebtedness had been incurred, created, assumed or Guaranteed, on the first day of such period;

          (b) any other Indebtedness repaid with the proceeds of such Indebtedness had been repaid on the first day of such period;

          (c) the rate of interest in effect for floating rate Indebtedness shall at all times be the rate of interest in effect on the date of determination;

          (d) the entire principal amount of such newly incurred Indebtedness shall be outstanding for each day during such period; and

          (e) if the Second Closing Date occurred during such period, the Second Closing Date had occurred, and the transactions contemplated to occur on the Second Closing Date pursuant to the provisions of the Exchange Agreement had occurred, on the first day of such period.

     Pro Forma Interest Coverage Ratio -- means, at any time of calculation, the ratio, expressed as a percentage, of:

          (a) Pro Forma Consolidated Cash Flow for the period of four (4) full consecutive fiscal quarters of the Company most recently ended at such time; to

          (b)  Pro Forma Consolidated Interest Expense for such period.

     Purchase Money Mortgage -- means:

          (a) a Lien held by any Person (whether or not the seller of such assets) on tangible property (other than assets acquired to replace, repair, upgrade or alter tangible property owned by the Company or any of its Subsidiaries on the date hereof) acquired or constructed by the Company or any of its Subsidiaries after the date of the Indenture, which Lien secures all or a portion of the related purchase price or construction costs of such property; provided, however, that such Lien is created not later than one hundred eighty
     (180) days after acquisition or completion of construction of such property;

          (b) any Lien existing on any fixed assets at the time such fixed assets are acquired by the Company or any of its Subsidiaries; and

          (c) any Lien existing on any fixed assets of any Person at the time it becomes a direct or indirect Subsidiary of the Company;

provided, however, that no such Lien extends to any other asset or property of the Company or any of its Subsidiaries.

     Redemption Amount -- the aggregate Net Cash Proceeds and Specified Casualty Loss Payments prompting an offer of redemption.

     Redemption Date -- when used with respect to any Securities to be redeemed means the date fixed for such redemption by or pursuant to the Indenture.

     Redemption Price -- when used with respect to any Security to be redeemed means the price at which it is to be redeemed pursuant to the Indenture (including, without limitation, any accrued and unpaid interest thereon payable with respect to such redemption).

     Regular Record Date -- for the interest payable on any Interest Payment Date (other than the first Interest Payment Date and other than on December 31, 2001) means the March 15 or September 15 (whether or not a business day), as the case may be, next preceding such Interest Payment Date or, in the case of the first Interest Payment Date, the Second Closing Date.

     Reimbursement Agreement -- means the Reimbursement Agreement, dated as of the date of the Indenture, among the Company, the Parent and Furr's/Bishop's Cafeterias, L.P., a Delaware limited partnership.

     Requisite Amount -- means the requisite principal amount of the Securities Outstanding with respect to any request, demand or other action of the Holders pursuant to the Indenture which, except as otherwise specifically stated in any provision of the Indenture, shall be more than fifty percent (50%) of the principal amount of the Notes outstanding.

     Restricted Investment -- means any Investment made by the Company or any Subsidiary of the Company except:

          (a) Investments in stock or partnership interests of any Subsidiaries of the Company existing on the date of the Indenture, but not any increase in the amount thereof;

          (b) Temporary Cash Investments, which shall be pledged to the Trustee for the ratable benefit of the Holders as collateral security for the payment of the Obligations pursuant to a pledge agreement in form and substance stated in an opinion of counsel to be effective to accomplish the valid pledge thereof to the Trustee; provided, however, that to the extent that such pledge agreement and such opinion of counsel covers specified after-acquired Temporary Cash Investments, no new pledge agreement or opinion of counsel shall be necessary upon the subsequent acquisition of such after-acquired Temporary Cash Investments if the Lien thereupon is perfected in the manner contemplated in such opinion of counsel and the Company so states in an officers' certificate delivered to the Trustee;

          (c) Investments in Guarantor Subsidiaries or Persons which, contemporaneously with the making of such Investment become Guarantor Subsidiaries;

          (d) for the formation of other Subsidiaries of the Company created and utilized solely to satisfy state and local alcoholic beverage licensing requirements for the Company's businesses and any of its current or future retail liquor sales establishments; and

          (e)  Investments in Subsidiaries of the Company:

               (i)    in which the Company has contributed less than One
          Million Dollars ($1,000,000) (whether in cash, property, assets or otherwise) in the aggregate, which contributions (to the extent subject to a Lien in favor of the Trustee) shall remain subject to the Lien of the Trustee after giving effect to such contribution (and such Subsidiaries shall acknowledge same); and

               (ii) so long as the Company has no Indebtedness and no other obligations owing to such Subsidiaries or to any third party with respect to such Subsidiary.

     Restricted Payment -- means, with respect to any Person:

          (a) any dividend or other distribution in respect of such Person's capital stock, or incurrence of a liability for such dividend or distribution, in cash, properties or other assets, on any shares of such Person's capital stock, but excluding any dividend or distribution consisting solely of capital stock of such Person;

          (b) any payment (including, without limitation, the setting aside of assets or the deposit of funds therefor) on account of the purchase, redemption, retirement or acquisition of:

               (i) any capital stock of such Person, the Company or any of its Subsidiaries; or

               (ii) any option, warrant or other right to acquire any security or interest described in the immediately preceding clause
          (i); and

          (c) any optional payment or prepayment of principal or premium on account of Junior Indebtedness (other than Non-Recourse Indebtedness paid solely out of the property or assets securing such Non-Recourse Indebtedness) or any optional purchase, defeasance, redemption, retirement or acquisition of any principal on any such Junior Indebtedness (including, without limitation, the setting aside of assets or the deposit of funds therefor);

provided, however, that:

          (A) no such dividend, distribution or payment made by any Subsidiary to the Company or any Guarantor Subsidiary shall be deemed to be a Restricted Payment;

          (B) no such dividend, distribution or payment made by any Subsidiary to another Subsidiary shall be deemed to be a Restricted Payment to the extent of the Company's direct or indirect equity interest in such Subsidiary;

          (C) the exchange, conversion or exercise of any option on the part of holders of the limited partnership interests of the Company to exchange, convert, exercise or otherwise transfer such interests to the Parent or any Affiliate of the Parent, solely in exchange for Capital Stock of the Parent or such Affiliate, shall not constitute a Restricted Payment; and

          (D) payments made by the Company and the Subsidiaries pursuant to the Reimbursement Agreement shall not constitute Restricted Payments; and

          (E) payments made by the Company to any Person which is or was a partner of the Company solely to reimburse such Person for income taxes payable and paid by such partner in respect of the income of the Company for any period, shall not constitute a Restricted Payment.

     Sale-Leaseback Transaction -- means any arrangements, directly or indirectly, with any Person, whereby the Company or any of its Subsidiaries shall sell or transfer any property, whether now owned or hereafter acquired, used or useful in its business, in connection with the rental or lease of the property so sold or transferred or of other property which the Company or such Subsidiary intends to use for substantially the same purpose or purposes as the property so sold or transferred.

     Significant Subsidiary -- means a Subsidiary, including its Subsidiaries, which meets any of the following conditions:

          (a) the Company's and its other Subsidiaries' investments in and advances to the Subsidiary exceed ten percent (10%) of the total assets of the Company and its

     Subsidiaries consolidated as of the end of the most recently completed fiscal year of the Company; or

          (b) the total assets (after intercompany eliminations) of the Subsidiary exceed ten percent (10%) of the total assets of the Company and its Subsidiaries consolidated as of the end of the most recently completed fiscal year of the Company; or

          (c) the Company's and its other Subsidiaries' equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the Subsidiary exceeds ten percent (10%) of such income of the Company and its Subsidiaries consolidated for the most recently completed fiscal year of the Company.

     Specialty -- means Furr's/Bishop's Specialty Group, L.P., a Delaware limited partnership.

     Specialty Guaranty -- means that certain Unlimited Guaranty of Specialty, dated March 27, 1992, for the benefit of the Trustee, as amended by the Omnibus Amendment and as thereafter amended from time to time.

     Specified Asset Sales -- means:

          (a) the receipt by the Company or any of its Subsidiaries of any Entire Cash Proceeds in respect of any Transfer (other than Permitted Transfers), if any Default or Event of Default is continuing at the time of receipt of such proceeds; and

          (b) the failure of the Company to apply the entire amount of Entire Cash Proceeds from any such Transfer to purchase assets used or useful in the business of the Company or its Subsidiaries within one hundred eighty
     (180) days of the date of receipt thereof.

     Specified Casualty Loss Event -- means:

          (a) the receipt by the Company or any of its Subsidiaries of any Casualty Loss Payment in respect of any Casualty Loss, if any Default or Event of Default is continuing at the time of receipt of such Casualty Loss Payment; and


          (b) the failure of the Company to apply the entire amount of any Casualty Loss Payment to either repair or replace the property that gave rise to such Casualty Loss within one hundred eighty (180) days of the date of receipt thereof.

     Specified Casualty Loss Payment -- means:

          (a) in respect of a Specified Casualty Loss Event described in clause (a) of the definition of "Specified Casualty Loss Event", the entire Casualty Loss Payment with respect to such Specified Casualty Loss Event; and

          (b)  in respect of a Specified Casualty Loss Event described in clause
     (b) of the definition of "Specified Casualty Loss Event", an amount equal to the difference of:

               (i) the entire Casualty Loss Payment in respect of such Casualty Loss; minus

               (ii) the amount of such Casualty Loss Payment in respect of such Casualty Loss actually applied to either repair or replace the property that gave rise to such Casualty Loss;

together, in either case, with any excess amounts previously retained by the Trustee and required to be added thereto.

     Stated Maturity -- when used with respect to any Security or any installment of interest thereon means the date specified in such Security as the fixed date on which the principal of such Security (disregarding any mandatory redemption payments required by the terms of the Indenture) or such installment of interest is due and payable.

     Subordinated Intercompany Indebtedness -- means unsecured Indebtedness of the Company or any Guarantor Subsidiary, owing solely to one or more Guarantor Subsidiaries, which is subordinated to the Securities in right of payment and the terms of which do not permit the Company to make any payment in respect thereof at any time:

          (a) during which an Event of Default shall have occurred or shall be continuing; or

          (b) following acceleration of the maturity of the Securities or the exercise of any other remedy in respect thereof, pursuant to any Collateral Document or otherwise, until after the final and indefeasible payment in full of all the Securities.

     Subsidiary -- means, with respect to any Person, any corporation or other Person with respect to which more than fifty percent (50%) of the Capital Stock or other equity or ownership interests having ordinary voting power (other than stock or other equity or ownership interests having such power only by reason of the happening of a contingency) is at the time owned by such Person or by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

     Tangible Net Worth -- means, with respect to any Person or group of consolidated Persons, at any time, the difference of:

          (a) the stockholders' equity (or, in the case of a partnership, the partners' equity) of such Person or group determined on a consolidated basis in accordance with GAAP at such time; minus

          (b)  the sum of:

               (i) the aggregate amount of deferred assets, other than prepaid insurance and prepaid taxes;

               (ii) patents, copyrights, trademarks, trade names, franchises, goodwill and other similar intangible assets; and

               (iii)  unamortized debt discount and expense;

of such Person or group of consolidated Persons at such time.

     Temporary Cash Investments -- means and includes Investments in:

          (a) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than one (1) year from the date of acquisition;

          (b) certificates of deposit and Eurodollar time deposits with maturities of not more than six (6) months from the date of acquisition, bankers' acceptances with maturities not exceeding six (6) months and overnight bank deposits, in each case, with:

               (i)    Amarillo National Bank;

               (ii) any domestic commercial bank having capital and surplus in excess of One Hundred Million Dollars ($100,000,000) and a long-term unsecured debt rating from both Moody's Investors Services, Inc. and Standard & Poor's Ratings Group (a division of McGraw Hill, Inc.) of at least "A";

          (c) repurchase obligations with respect to securities of the types described in clauses (a) and (b), entered into with any financial institution meeting the qualifications specified in clause (b) above and having a term not in excess of fourteen (14) days;

          (d) commercial paper rated at least A-2 or the equivalent thereof by Standard & Poor's Ratings Group (a division of McGraw Hill, Inc.) or at least P-2 or the equivalent thereof by Moody's Investors Service, Inc. and in either case maturing within six (6) months after the date of acquisition;

          (e) certificates of deposit with maturities of not greater than six (6) months from the date of acquisition with any domestic commercial bank at which the Company has an operating account aggregating not greater than One Hundred Thousand Dollars ($100,000) at any one time outstanding for all such certificates of deposit at any one such bank and not greater than Five Hundred Thousand Dollars ($500,000) at any one time outstanding for all such certificates of deposits under this clause (e); and

          (f) money market mutual funds subject to regulation as investment companies under the Investment Company Act of 1940, as amended, so long as such mutual fund:

               (i) has assets of at least One Hundred Million Dollars ($100,000,000);

               (ii)   is either:

                      (A) an Affiliate of, or managed by, Fidelity Management & Research Company; or

                      (B) rated "A" or better by Standard & Poor's Ratings Group (a division of McGraw Hill, Inc.) or an equivalent rating by another nationally recognized rating service;

               (iii) invests solely in Investments listed in clause (a) and clause (c) of this definition of "Temporary Cash Investments;"

               (iv)   permits redemptions to be made on any Business Day; and

               (v) has as a fundamental investment goal the maintenance of a constant net asset value.

     Transfer -- means, with respect to any assets or property, to sell, lease, transfer, convey or otherwise dispose of such assets or property.

     Trust Estate -- means all Collateral granted to the Trustee.

                                LEGAL MATTERS

     The legality of the Securities offered hereby has been passed upon for the Company by Fulbright & Jaworski, L.L.P. Certain other legal matters with respect to the Securities have been passed upon for the Company by Hughes & Luce, L.L.P.

                                   EXPERTS

     The consolidated financial statements and schedule of Cafeteria Operators, L.P. as of December 30, 1997 and December 31, 1996, and for the 52 week years then ended, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat

Marwick LLP covering the December 30, 1997 and December 31, 1996 consolidated financial statements and schedule refers to a change, effective January 2, 1996, in the method of accounting for impairment of long-lived assets and for long-lived assets to be disposed of to conform to Statement of Financial Accounting Standards No. 121.

     The consolidated statements of operations, changes in partners' capital (deficit) and cash flows for the fifty-two week year ended January 2, 1996 incorporated by reference in this Prospectus, have been audited by Deloitte & Touche LLP, independent certified public accountants, as stated in their report incorporated by reference herein, and are so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

              SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus includes and incorporates by reference certain statements that may constitute "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995). Words such as "anticipate", "estimate", "project" and similar expressions are intended to identify such forward-looking statements. Forward-looking statements may be included in this Prospectus in, among other places, under "Prospectus Summary -- The Company," "Risk Factors" and "Use of Proceeds" and in certain portions of the 1997 10-K incorporated herein by reference. Such forward-looking statements may include, but are not limited to statements concerning estimates of current and future results of operations, earnings, the development of new production facilities, future capacity under the Company's credit arrangements, and future capital expenditure and liquidity requirements.

     Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including without limitation those discussed under "Risk Factors" and in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the 1997 10-K incorporated herein by reference. Should one or more of these risks materialize, or should any of the underlying assumptions prove incorrect, actual results of current and future operations may vary materially from those anticipated, estimated or projected. Prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. The Company assumes no obligation to update any such forward-looking statements.